Exhibit 99.1

Mangosoft Expands Board, Realigns Management
Somers, New York, March 17, 2010

Mangosoft, Inc. (OTC BB: MGOF.OB) announced today that it had expanded its Board of Directors and made a change in management.

Effective February 24, 2010, two new directors, Elliott Singer and Joseph Luminoso, were elected to the Company’s Board and Selig Zises resigned his interim roles as Chairman and CEO. Dennis Goett replaces Mr. Zises as Chairman and CEO of the Company.

Elliott H. Singer brings experience in both corporate development and board service. He founded A+ Communications, a telecommunications company, and built it into a $100 million enterprise. He serves on two other boards; Neurologix Inc. and Ameritrans Capital Corporation and is a founding principal of Fairview Advisors, a middle market merchant bank.

Joseph Luminoso is a seasoned software and services senior executive who manages Technical Solutions for 3Par, manufacturer of systems and software for data storage and information management. He has a long history of successful IT technology management having previously served at SoftNet Technologies, NetApp and Computer Associates. Mr. Luminoso also served on the board of SoftNet Technologies.

The resignation of Selig Zises from his interim role as Chairman and CEO is in keeping with his commitment to serve in the aftermath of the passing of the Company’s former CEO, Dale Vincent, last April. Mr. Zises commented, “We have filled the management gap left by Dale’s tragic and unexpected  death. With the additions of Elliott Singer and Joe Luminoso to the board, we now have a broader set of skills to guide the Company and assist the management team as we move into a new and exciting phase of Mangosoft’s existence. I will remain close to the management and board and assist the Company in any manner I can.”

Commenting on the realignment of the Board and management, Dennis M. Goett, Chief Executive Officer, commented: “With the addition of Elliott Singer and Joe Luminoso to the Mangosoft board, the Company will benefit from their significant experience. These gentlemen bring a broad array of expertise needed to set the direction of Mangosoft and grow our company into a profitable enterprise with a sustainable business model. The Company is fortunate to have had Mr. Zises step up at a time of uncertainty to provide solid leadership. He served without compensation and steadied the Company in the wake of the unforeseen loss of Dale Vincent. While Mr. Zises is stepping down from his official roles at this time, we are confident that we will have the benefit of his continued vision and guidance. The realigned Mangosoft team will focus our resources on new sectors that will deliver superior results to our shareholders.”

The Company can be reached at 108 Village Square, Suite 315, Somers, NY 10589. Mangosoft’s main number is 914-669-5333. Mr. Goett’s e-mail address is dgoett@ssifinancial.com.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by Mangosoft, Inc. (MGOF.OB) may differ materially from these statements due to a number of factors. Mangosoft, Inc. assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.